Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces Section A. (General) and Section D. (Nonregulated Energy Services) of Item 1 (Business) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2005 of WPS Resources. All other sections of Item 1 are unchanged.

PART I

ITEM 1. BUSINESS

A. GENERAL

For purposes of this Annual Report on Form 10-K, unless the context otherwise indicates, when we refer to "us," "we," "our" or "ours," we are describing WPS Resources.

WPS Resources Corporation

WPS Resources is domiciled in the United States and was incorporated in Wisconsin in 1993. WPS Resources is a holding company for regulated utility and nonregulated business units. The approximate percentages of revenues and net income for the year ended 2005 and assets as of December 31, 2005 of WPS Resources and each of its principal operating subsidiaries respecting the business as a whole are:

	Percent of Revenues *	Percent of Net Income *	Percent of Assets *

Wisconsin Public Service Corporation	21%	52%	49%
Upper Peninsula Power Company	2%	5%	3%
WPS Energy Services, Inc.	78%	47%	45%
WPS Resources Corporation	0%	(4%)	3%
*
The percentages above may not total 100% due to intercompany transactions. Intercompany transactions largely consist of energy sales and purchases between subsidiaries and related intercompany receivables and payables.

For the last three years, the majority of WPS Resources' revenues were earned within the United States and the majority of long-lived assets were located within the United States.

	2005	2004	2003
Domestic Revenues (millions)	$4,681.6	$3,763.6	$3,749.6
Foreign Revenues (millions)	2,165.7	1,127.0	571.7
Total Revenues (millions)	$6,847.3	$4,890.6	$4,321.3

Domestic Long-lived Assets (millions)	$2,696.0	$2,830.8	$2,700.3
Foreign Long-lived Assets (millions)	21.7	22.9	24.1
Total Long-lived Assets (millions)	$2,717.7	$2,853.7	$2,724.4

Wisconsin Public Service Corporation

WPSC, a Wisconsin corporation, is domiciled in the United States and began operations in 1883. WPSC is a regulated electric and natural gas utility serving an 11,000 square mile service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. In 2005, WPSC served 424,615 electric customers and 307,540 natural gas customers. Wholesale electric service is provided to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities and municipal joint action agencies. For the last three years, all WPSC revenues were earned within the United States and all of its assets were located within the United States. In 2005, retail sales accounted for 90% of total revenues while wholesale sales accounted for 10% of total revenues.

In July 2005, WPSC sold its 59% interest in the Kewaunee nuclear power plant (a pressurized water reactor plant with a nameplate capacity of approximately 600 megawatts) to a subsidiary of Dominion Resources, Inc. In 2005, WPSC also sold a 30% interest in its 500-megawatt Weston 4 power plant (currently under construction) to DPC. On December 16, 2005, WPSC and WPS Investments, LLC entered into an agreement with Allete, Inc. that provides for Allete, through a Wisconsin subsidiary, to invest $60 million in ATC in 2006 related to a portion of the Wausau, Wisconsin to Duluth, Minnesota transmission line which was previously being financed solely by WPSC. For more information regarding these and other sales, see Management's Discussion and Analysis of Financial Condition and Results of Operation.

For more information regarding revenues, net income and total assets for regulated electric and natural gas operations, see Note 26 to Consolidated Financial Statements - Segments of Business.

Upper Peninsula Power Company

UPPCO, a Michigan corporation, is domiciled in the United States and began operations in 1884. UPPCO is a regulated electric utility serving a 4,500 square mile area of Michigan's Upper Peninsula. In 2005, UPPCO provided retail electric service to 52,130 customers and wholesale electric service to 37 customers. Total revenues consisted of 77% retail sales and 23% wholesale sales.

In December 2005, UPPCO sold 1,366 acres of land along the Bond Falls Reservoir, Boney Falls Basin and Cataract Basin, which was no longer needed for operations of UPPCO. The property was sold for approximately $5.9 million and potentially up to an additional $3 million pending the removal of certain contingencies.

For more information regarding revenues, net income and total assets for regulated electric operations, see Note 26 to Consolidated Financial Statements - Segments of Business.

WPS Investments, LLC

WPS Investments, LLC, a Wisconsin limited liability company organized in 2000, is a nonutility company domiciled in the United States. On December 31, 2005, WPS Investments was owned 24.91% by WPSC, 6.79% by UPPCO and 68.3% by WPS Resources. The principal business of WPS Investments is to hold the investment of WPS Resources and its subsidiaries in ATC and Guardian Pipeline, LLC. At December 31, 2005, WPS Investments owned a 31.0% interest in ATC and a 33.3% interest in Guardian Pipeline. ATC owns, maintains, monitors and operates electric transmission assets in portions of Wisconsin, Michigan and Illinois. Guardian Pipeline is a 141-mile interstate natural gas pipeline that transports natural gas from Joliet, Illinois to Milwaukee Wisconsin.

WPS Energy Services, Inc.

ESI, a Wisconsin corporation, is domiciled in the United States and was established in 1994. ESI is a wholly owned non-regulated indirect subsidiary of WPS Resources. ESI offers nonregulated natural gas, electricity and alternate fuel supplies, as well as energy management and consulting services, to retail and wholesale customers primarily in the northeastern quadrant of the United States and adjacent portions of Canada. In addition, ESI began operations in Texas in 2005. Although ESI has a widening array of products and services, revenues are primarily derived through sales of electricity and natural gas. ESI had 2005 revenues of $5.3 billion (excluding intercompany revenues and discontinued operations) and assets of $2.4 billion at December 31, 2005.

ESI currently owns and operates, through its subsidiaries, electric generation facilities in Wisconsin, Maine, Pennsylvania and New York in the United States and New Brunswick in Canada, a 23.3% interest in a synthetic fuel processing facility located in Kentucky, steam production facilities located in Arkansas and Oregon and a gas storage field in Michigan.

For more information regarding revenues, net income and total assets see Note 26 to Consolidated Financial Statements - Segments of Business.

D. NONREGULATED ENERGY SERVICES

WPS Resources' nonregulated energy services operations are provided through ESI. In 2005, WPS Power Development, Inc. was merged into ESI and all of the former assets of WPS Power Development, Inc. were transferred to a newly formed entity, WPS Power Development, LLC. WPS Power Development, LLC is a wholly owned subsidiary of ESI.

ESI is a diversified, energy supply and services company operating in the retail and wholesale non-regulated energy marketplace providing individualized energy supply options and strategies that allow customers to manage energy needs while capitalizing on opportunities resulting from deregulation. Principal operations of ESI are located in the northeastern quadrant of the United States and adjacent portions of Canada. In addition, ESI has a natural gas supply presence in Alberta, Canada and is establishing electric and natural gas supply operations in Texas.

ESI, through its subsidiaries, owns and operates nonregulated electric generation facilities in the northeastern quadrant of the United States and adjacent portions of Canada.

ESI and several of its subsidiaries (Advantage Energy, Quest Energy, WPS Gas Storage and WPS Energy Services of Canada) market energy products in the retail and wholesale markets. Its retail emphasis is on serving commercial and industrial customers, as well as "aggregated" small commercial and residential customers and standard offer service. Aggregated customers are associations or groups of customers, which have joined together to negotiate purchases of electric or natural gas energy as a larger group. Additionally, ESI markets energy products directly to small end users in deregulated markets.

ESI's wholesale focus is on the execution and optimization of structured contracts with large end-users, regulated local distribution companies, pipelines, storage companies and other nonregulated energy marketing and trading companies. ESI utilizes derivative instruments, including forwards, futures, options and swaps, to manage its exposures within defined risk limits.

In July 2006, ESI sold Sunbury Generation, LLC, one of its electric generation subsidiaries. See Note 4 to the Consolidated 2005 Financial Statements for further discussion of this transaction.

Energy revenues, volumes and assets are as follows:

	2005	2004*	2003*
Electric Revenues (millions)
United States	$645	$584	$457
Canada	2	1	1
Total	$647	$585	$458
Gas Revenues (millions) *
United States	$2,716	$1,977	$2,154
Canada	1,973	1,052	532
Total	$4,689	$3,029	$2,686
Electric Volumes (million megawatt hours)
United States	7.7	10.5	9.9
Canada	0.1	0.1	0.1
Total	7.8	10.6	10.0
Gas Volumes (billion cubic feet)
United States	298	321	369
Canada	257	191	122
Total	555	512	491
Assets (millions)
United States	$1,746	$967	$1,067
Canada	697	424	465
Total	$2,443	$1,391	$1,532
*	2004 and 2003 information has been restated to reflect the integration of PDI and ESI as one business segment.

ESI manages its exposure to market risks in accordance with the limits and approvals established in its risk management and credit policies. The Market Risk Oversight Committee, comprised of cross-functional members of senior management, monitors compliance with these policies.

The 2005 merger of PDI and ESI allows for more efficient management of the market risk associated with its generation facilities and related contracts. ESI focuses on effective economic dispatch and risk management strategies in order to enhance the returns of its generation facilities.

For more information on the trading and risk management activities of ESI see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operation Introduction, WPS Resources - WPS Energy Services and Market Price Risk Management Activities - WPS Resources.

Facilities

In the second quarter of 2005, the allocated emission allowances associated with the Sunbury generation station, located in Shamokin Dam, Pennsylvania were sold for approximately $110 million to multiple counterparties. The Sunbury plant will be operated in the future when market conditions make operations economical. ESI has emission allowances available for expected operations in 2006. ESI will purchase additional emission allowances as needed to support planned operations. As part of the asset management strategy of WPS Resources, ESI continues to explore opportunities regarding the future of its electric generation and natural gas storage facilities. Opportunities include, but are not limited to sales of certain facilities, joint ventures and long-term contracts. Opportunities change and develop with the dynamics of the markets in which we operate. See Note 4 to the 2005 Consolidated Financial Statements - Sunbury Plant for information regarding the subsequent sale of the Sunbury Plant.

ESI owns and operates electric generation facilities in the Midwest and Northeast regions of the United States with a total capacity of approximately 825 megawatts. At December 31, 2005, ESI owned 81.5% of a 3 billion cubic foot natural gas storage field in Kimball, Michigan. In February 2006, ESI acquired the remaining 18.5% ownership interest in the facility. The storage field allows for additional flexibility in supplying natural gas retail and wholesale customers, sale of storage services to the market and potential power generation peaking services.

ESI's Beaver Falls generation facility is currently out of service as a result of damage to its turbine blades. ESI is reviewing its options regarding future operations of the facility.

For additional information regarding generation facilities of ESI, see Item 2 - Properties in this Annual Report on Form 10-K.

Fuel Supply

ESI's fuel inventory policy varies for each generation facility depending on the type of fuel used and available storage facilities. ESI's merchant generation facilities (excluding its gas-fired plants) historically, burn in excess of 1.5 million tons of solid fuel annually. Fuel for these facilities includes coal, fluid coke, tire-derived fuel and wood. The majority of these needs will be met through the burning of coal products, including bituminous coal, culm, silt and fluid coke (a petroleum product). Actual fuel needs in 2006 will depend on market conditions and operational capability of these facilities.

The Sunbury facility's inventory policy is to have a 20 to 30 day coal supply on site. Sunbury Generation, LLC has coal supply under contract for all Sunbury committed generation. Fuel needs for any additional generation will be purchased on the spot market. Sunbury Generation, LLC also has sufficient transportation services under contract for all of 2006. See Note 4 to the 2005 Consolidated Financial Statements - Sunbury Plant for information regarding the subsequent sale of the Sunbury Plant.

The Niagara facility maintains an eight-day fuel inventory on site, with additional inventory maintained off site. Currently all fuel needs are purchased in the spot market with no long-term fuel contracts in effect.

ESI's Westwood facility burns waste coal left behind by mining operations and has several years supply on site. All fuel is located within a seven-mile radius of the plant.

The Stoneman facility currently has all of its 2006 coal needs under contract with options for 2007 fuel needs.

ESI provides all natural gas supply for the natural gas-fired facilities in Beaver Falls, Syracuse and Combined Locks and currently has adequate transport and supply arrangements for projected 2006 needs.

Licenses

ESI is a FERC licensed power marketer with import/export authorization through the DOE. ESI and certain of its subsidiaries are registered to sell retail electric service in various states including Illinois, Maine, Massachusetts, Michigan, New York, Ohio, Pennsylvania, Rhode Island, and Virginia in the United States and the province of Ontario in Canada. In December 2005, ESI began to develop a presence in the retail electricity market in Texas and expects to be operational before the end of the second quarter of 2006.

ESI is registered to sell natural gas in various states including Illinois, Iowa, Michigan, Ohio, Pennsylvania, New York and Alberta Canada. ESI also sells natural gas in Wisconsin where no license is required. ESI's subsidiary, WPS Energy Services of Canada, is registered in the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan. ESI is also a member of the following regional transmission operators and North American Electric Reliability Council reliability regions:

•	Independent Electricity System Operator (located in Ontario);
•	Electric Reliability Council of Texas (application pending);
•	ISO New England;
•	MISO;
•	New Brunswick System Operator;
•	Northern Maine Independent System Administrator;
•	New York Independent System Operator; and
•	PJM Interconnection.

Beginning January 1, 2001 and extending to December 31, 2005, Ohio established an electric market development period, after which rates would be set at market-based prices. During this market development period, ESI contracted to be the supplier for approximately 100,000 residential, small commercial and government facilities in the FirstEnergy service areas under the State of Ohio provisions for Opt-out Electric Aggregation Programs.

The Public Utilities Commission of Ohio and FirstEnergy established electric rates for consumers beginning in 2006 because a competitive bid auction ordered by the Public Utilities Commission of Ohio did not produce better benefits. Because the FirstEnergy plan is priced lower than current market power prices, ESI discontinued service to customers of the existing aggregation programs after the expiration of these contracts in December 2005.

The Ohio legislature continues to work on the development of a statewide energy policy. If the regulatory climate and market change ESI may re-enter the electric power market in Ohio.

ESI, through its Michigan subsidiary, has established itself as a significant supplier to the industrial and commercial markets under the Electric Choice program in Michigan. Recent high wholesale energy prices, coupled with approved and pending tariff changes for the Michigan regulated utilities, have significantly lowered the savings customers can obtain from contracting with non-utility suppliers. As a result, many customers have returned to the bundled tariff service of the resident utility. This has caused the Michigan retail electric business at the beginning of 2006 to decline to one-third of what it was at the start of 2005. Future orders of the MPSC should clarify the outlook for Electric Choice. The impact on ESI could range from maintaining Michigan business with little or no growth to an inability to re-contract any business, leading to a possible decision by ESI to exit Michigan's electric market and redirect resources to other markets.

For more information on the legislative activity in Michigan and Ohio and its impact on ESI, see the discussion on Industry Restructuring in Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operation.

All the FERC hydroelectric facility licenses held by ESI subsidiaries are current. The 33-megawatt hydroelectric facility owned in New Brunswick, Canada, is not subject to licensing.

Other Matters

Customer Segmentation

Although ESI is not dependent on any one customer, a significant percentage of its retail sales volume is derived from industries related to:

•	Paper and allied products;
•	Food and kindred products;
•	Chemicals and paint; and
•	Steel and foundries.

ESI's concentration of sales in any single market sector is decreasing as it expands into the Texas and northeast United States retail electric markets and eastern Canada retail natural gas markets.

Seasonality

ESI believes that its business, in the aggregate, is not seasonal, even though certain products sell more heavily in some seasons than in others. Sales of natural gas generally peak in the winter months, while sales of electric energy generally peak in the summer months. Generally in the summer months, the demand for electric energy is high, which increases the price at which energy can be sold. In periods of high residential fuel consumption, (generally the winter months) the purchase price of oil and natural gas increases, which increases the production costs at ESI's gas- and oil-fired generation facilities. ESI's business is volatile as a result of market conditions and the related market opportunities available to its customers.

Competition

ESI is a nonregulated energy marketer that competes against regulated utilities, large energy trading companies and other energy marketers. ESI competes with other energy providers on the basis of price, reliability, service, financial strength, consumer convenience, performance and reputation. The nonregulated energy market has seen a decrease in the number of large energy providers and there continues to be consolidation of small energy marketers. The liquidity in the nonregulated energy market continues to improve with the increase of well-capitalized wholesale market participants. Although this increases competition, it also allows ESI to operate more efficiently.

Working Capital

Currently, capital requirements of ESI are provided through equity infusions, long-term debt and short-term debt by its parent company, WPS Resources. The working capital needs of ESI vary significantly over time due to volatility in commodity prices (including margin calls), levels of natural gas inventories, the structure of wholesale transactions, the price of natural gas and alternative energy opportunities available to its customers. WPS Resources provides guarantees for ESI's supply contracts. These guarantees provide the financial strength needed to participate in the nonregulated energy market.

See Management's Discussion and Analysis of Financial Condition and Results of Operation for additional information regarding working capital needs of nonregulated operations.